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                                                                      Exhibit 21

                           SUBSIDIARIES OF REGISTRANT

Zebra Technologies Corporation, V.I. Ltd., a U.S. Virgin Islands corporation

ZIH Corp., a Delaware corporation

Zebra Technologies Europe Limited, a U.K. limited liability company

Zebra International Intangibles, Inc., a Delaware corporation

Zebra Domestic Intangibles, Inc., a Delaware corporation

Eltron International, Inc., a California corporation

Donner Media, Incorporated, a Wisconsin corporation

Zebra Technologies France, a French corporation

Eltron FSC, Inc., a Barbados corporation

Eltron Holdings Limited, a United Kingdom corporation

Zebra Technologies VTI Corporation, a Utah corporation